The J. M. Smucker Company Announces Fiscal 2014 Second Quarter Results

 -- Q2 EPS up 7 percent; Q2 EPS up 5 percent excluding special project costs

 -- Q2 volume gains in U.S. retail branded business

 -- Company updates full year 2014 guidance

ORRVILLE, Ohio, Nov. 20, 2013 /PRNewswire/ -- The J. M. Smucker Company (NYSE: SJM) today announced results for the second quarter ended October 31, 2013, of its 2014 fiscal year.

Executive Summary

	Three Months Ended October 31,			Six Months Ended October 31,
	2013	2012	% Increase (Decrease)	2013	2012	% Increase (Decrease)
	(Dollars in millions, except per share data)

Net sales	$ 1,559.9	$ 1,628.7	(4%)	$ 2,910.8	$ 2,998.4	(3%)
Operating income	$ 250.8	$ 247.6	1%	$ 464.1	$ 438.1	6%
% of net sales	16.1%	15.2%		15.9%	14.6%
Net income:
Net income	$ 153.4	$ 148.8	3%	$ 280.0	$ 259.7	8%
Net income per common share - assuming dilution	$ 1.46	$ 1.36	7%	$ 2.65	$ 2.36	12%

Operating income excluding special project costs	$ 260.0	$ 261.5	(1%)	$ 480.6	$ 479.9	0%
% of net sales	16.7%	16.1%		16.5%	16.0%
Income excluding special project costs:
Income	$ 159.5	$ 158.1	1%	$ 291.0	$ 287.5	1%
Income per common share - assuming dilution	$ 1.52	$ 1.45	5%	$ 2.76	$ 2.62	5%

  Results for the quarter and six months ended October 31, 2013, include the operations of Enray Inc. ("Enray") since the completion of the acquisition on August 20, 2013, and the impact of the Company's licensing and distribution agreement with Cumberland Packing Corp. ("Cumberland"), which commenced on July 1, 2013.
  Second quarter net sales, including the contributions from Enray and Cumberland, decreased 4 percent in 2014, compared to 2013, reflecting pricing actions taken over the past twelve months and the impact of the planned exit of certain portions of the Company's business in its International, Foodservice, and Natural Foods segment.
  Operating income excluding the impact of restructuring, merger and integration, and certain pension settlement costs ("special project costs") decreased 1 percent in the second quarter of 2014, compared to 2013.  The decrease in operating income was attributed primarily to an increase in selling, distribution, and administrative ("SD&A") expenses, the impact of the previously announced foodservice business exits, and a decrease in U.S. Retail Consumer Foods segment profit, which offset an increase in U.S. Retail Coffee segment profit.
  Income excluding special project costs increased 1 percent in the second quarter of 2014, compared to 2013, impacted by lower interest expense.  Second quarter income per diluted share, excluding special project costs, increased 5 percent in 2014, compared to 2013, benefiting from the Company's share repurchase activities over the past year.

"We delivered another record quarter of earnings per share as a result of our commitment to our long-term strategy, the strength of our brands, and the passion of our team," commented Richard Smucker, Chief Executive Officer. "We are encouraged by the resilience that many U.S. shoppers have demonstrated in the face of uncertainty. Our volume has been solid in many of our categories, and we remain confident in achieving our overall earnings per share guidance for the year."

"Staying true to our long-term strategy has always driven our business forward," added Vince Byrd, President and Chief Operating Officer. "Creating consumer value through product innovation, offering the highest quality and broadest variety of products with the backing of great marketing and merchandising, and doing so at fair consumer prices, has time and again proven to be a winning formula. The benefit of lower commodity costs has provided us with the flexibility to further support our value proposition. We believe we have this combination solidly in place for the holiday season and beyond."

Net Sales

	Three Months Ended October 31,				Six Months Ended October 31,
	2013	2012	Increase (Decrease)%		2013	2012	Increase (Decrease)%
	(Dollars in millions)

Net sales	$ 1,559.9	$ 1,628.7	$ (68.8)	(4%)	$ 2,910.8	$ 2,998.4	$ (87.6)	(3%)
Adjust for certain noncomparable items:
Enray acquisition	(11.3)	-	(11.3)	(1%)	(11.3)	-	(11.3)	0%
Cumberland distribution agreement	(10.2)	-	(10.2)	(1%)	(12.6)	-	(12.6)	0%
Foreign exchange	6.7	-	6.7	0%	7.6	-	7.6	0%
Net sales adjusted for certain noncomparable items	$ 1,545.1	$ 1,628.7	$ (83.6)	(5%)	$ 2,894.5	$ 2,998.4	$ (103.9)	(3%)

Amounts may not add due to rounding.

Net sales decreased 4 percent in the second quarter of 2014, compared to the second quarter of 2013, due to the impact of a 4 percent reduction in net price realization reflecting price declines taken over the past twelve months, notably on coffee and peanut butter. Favorable sales mix contributed 1 percent to net sales in the second quarter of 2014 and was attributed to volume gains in retail coffee combined with a decrease in flour. Contributing to net sales in the second quarter of 2014 is a combined $21.5 million from the acquired Enray business and the Cumberland distribution agreement.

Volume gains were realized in Crisco® oils, Folgers® coffee, Jif® peanut butter, and Smucker's® fruit spreads while flour and canned milk experienced declines. In addition, volume declines were realized in private label foodservice roast and ground coffee and cappuccino, and Smucker's® Uncrustables® frozen sandwiches due to the impact of the previously announced exiting of portions of these businesses in the International, Foodservice, and Natural Foods segment.

Margins

	Three Months Ended October 31,		Six Months Ended October 31,
	2013	2012	2013	2012
	(% of net sales)

Gross profit	35.4%	33.3%	35.9%	33.7%
Selling, distribution, and administrative expenses:
Marketing	5.4%	5.1%	5.6%	5.2%
Selling	3.5%	3.2%	3.5%	3.3%
Distribution	2.7%	2.5%	2.8%	2.6%
General and administrative	5.7%	5.0%	6.0%	5.2%
Total selling, distribution, and administrative expenses	17.3%	15.8%	17.9%	16.3%
Amortization	1.6%	1.5%	1.7%	1.6%
Other restructuring, merger and integration, and special projects costs	0.4%	0.7%	0.4%	1.2%
Other operating (income) expense - net	(0.0%)	0.1%	(0.0%)	0.0%
Operating income	16.1%	15.2%	15.9%	14.6%

Amounts may not add due to rounding.

Gross profit increased $10.7 million, or 2 percent, in the second quarter of 2014, compared to 2013. Excluding special project costs as previously defined, gross profit increased $10.6 million, or 2 percent, during the same period. Unrealized mark-to-market adjustments on derivative contracts contributed $8.8 million to the increase in gross profit as the impact of losses decreased from $10.3 million in the second quarter of 2013 to $1.5 million in the second quarter of 2014.

The favorable impact of an increase in U.S. Retail Coffee volume and the addition of the Cumberland and Enray businesses contributed to gross profit in the second quarter of 2014, but were mostly offset by the impact of the exited foodservice businesses. In addition, gross profit in the second quarter of 2014 was impacted by an increase in temporary incremental costs at the Company's new fruit spreads manufacturing facility and capacity expansion costs at its Smucker's® Uncrustables® facility.

Overall commodity costs were lower during the second quarter of 2014, compared to the second quarter of 2013, due primarily to green coffee. However, the impact of pricing actions taken across all categories more than offset the benefit of these lower commodity costs resulting in a slightly unfavorable impact on gross profit.

SD&A expenses increased 5 percent in the second quarter of 2014, compared to the second quarter of 2013, and increased as a percentage of net sales from 15.8 percent to 17.3 percent. General and administrative expenses increased 10 percent in the second quarter of 2014, compared to 2013. Selling expenses increased 6 percent while marketing and distribution expenses increased 2 percent and 3 percent, respectively, in the second quarter of 2014, compared to 2013.

Operating income increased $3.2 million in the second quarter of 2014, compared to 2013, as special project costs were $4.7 million lower in the second quarter of 2014, compared to 2013. Excluding special project costs in both periods, operating income decreased $1.5 million, but increased from 16.1 percent of net sales in the second quarter of 2013 to 16.7 percent in the second quarter of 2014.

Interest Expense and Income Taxes
Interest expense decreased $3.4 million reflecting the impact of an interest rate swap the Company entered into during the second quarter of 2014, converting a portion of its debt from fixed-rate to variable-rate.

Income taxes increased $1.2 million in the second quarter of 2014, compared to 2013, due to an increase in income before income taxes. The effective tax rate decreased slightly from 33.6 percent in the second quarter of 2013 to 33.3 percent in 2014.

Segment Performance

	Three Months Ended October 31,			Six Months Ended October 31,
	2013	2012	% Increase (Decrease)	2013	2012	% Increase (Decrease)
	(Dollars in millions)

Net sales:
U.S. Retail Coffee	$ 594.9	$ 622.5	(4%)	$ 1,109.3	$ 1,143.3	(3%)
U.S. Retail Consumer Foods	$ 612.6	$ 619.3	(1%)	$ 1,149.0	$ 1,147.7	0%
International, Foodservice, and Natural Foods	$ 352.4	$ 386.9	(9%)	$ 652.5	$ 707.4	(8%)

Segment profit:
U.S. Retail Coffee	$ 180.6	$ 158.2	14%	$ 326.6	$ 284.6	15%
U.S. Retail Consumer Foods	$ 99.2	$ 111.1	(11%)	$ 195.6	$ 218.9	(11%)
International, Foodservice, and Natural Foods	$ 47.4	$ 58.2	(18%)	$ 90.8	$ 98.9	(8%)

Segment profit margin:
U.S. Retail Coffee	30.3%	25.4%		29.4%	24.9%
U.S. Retail Consumer Foods	16.2%	17.9%		17.0%	19.1%
International, Foodservice, and Natural Foods	13.5%	15.0%		13.9%	14.0%

U.S. Retail Coffee
The U.S. Retail Coffee segment volume increased 2 percent in the second quarter of 2014, compared to the second quarter of 2013, led by increases of 1 percent in the Folgers® brand and 11 percent in Dunkin' Donuts® packaged coffee. Segment net sales decreased 4 percent in the second quarter of 2014, compared to the second quarter of 2013, as net price realization was lower due primarily to a price decline of approximately 6 percent taken in February 2013 reflecting the pass through of lower commodity costs. Net sales of K-Cup® packs were flat compared to last year's second quarter as the overall category remained dynamic and experienced increases in the number of new competitive entrants. Net sales of Folgers® Gourmet Selections® K-Cup® packs increased 9 percent in the second quarter of 2014, compared to the second quarter of 2013, offset by a decrease in the Millstone® branded offerings.

The U.S. Retail Coffee segment profit increased $22.4 million, or 14 percent, in the second quarter of 2014, compared to the second quarter of 2013, as green coffee costs were significantly lower and were only partially offset by lower price realization. Unrealized mark-to-market adjustments on derivative contracts were a gain of $0.5 million in the second quarter of 2014, compared to a loss of $4.5 million in the second quarter of 2013. In comparison to the strong prior year third and fourth quarters where record segment profits were achieved, segment profit growth is expected to be relatively flat in the last six months of the current fiscal year. The Company anticipates that various pricing levers will be utilized to pass lower commodity costs on to retailers and consumers through the remainder of its fiscal year.

U.S. Retail Consumer Foods
The U.S. Retail Consumer Foods segment net sales decreased 1 percent in the second quarter of 2014, compared to 2013, as overall lower net price realization offset favorable sales mix. Segment volume for the second quarter of 2014 was flat, compared to the second quarter of 2013, and increased 1 percent excluding the impact of private label canned milk. Jif® brand volume increased 2 percent in the second quarter of 2014, compared to 2013, while net sales decreased 5 percent over the same period due to the impact of a price decline taken in the third quarter of 2013. Smucker's® fruit spreads volume increased 4 percent in the second quarter of 2014, compared to 2013, and net sales decreased 2 percent driven by price declines taken late in fiscal 2013. Net sales and volume of Smucker's® Uncrustables® frozen sandwiches both increased 25 percent.

Crisco® brand net sales and volume both increased 4 percent in the second quarter of 2014, compared to 2013, while net sales and volume for the Pillsbury® brand decreased 1 percent and 2 percent, respectively. Canned milk net sales and volume decreased 3 percent and 8 percent, respectively, during the second quarter of 2014, compared to 2013, as an increase in Eagle Brand® sweetened condensed milk was offset by declines in the Company's private label offerings.

Commodity costs in the segment were modestly lower in the second quarter of 2014, compared to 2013, as declines in peanut costs were mostly offset by higher milk costs. However, overall lower net price realization primarily related to peanut butter and fruit spreads drove the U.S. Retail Consumer Foods segment profit decrease of $11.9 million, or 11 percent, in the second quarter of 2014, compared to the second quarter of 2013. Additionally, temporary incremental costs were incurred at the Company's new fruit spreads manufacturing facility along with capacity expansion costs at its Smucker's® Uncrustables® facility during the second quarter of 2014. Unrealized mark-to-market adjustments on derivative contracts were a loss of $1.2 million in the second quarter of 2014, compared to a loss of $5.0 million in the second quarter of 2013. The Company expects segment profit growth in the back half of its fiscal year as lower peanut costs are realized and manufacturing costs decrease.

International, Foodservice, and Natural Foods
Net sales in the International, Foodservice, and Natural Foods segment decreased 9 percent in the second quarter of 2014, compared to 2013. Excluding the impact of the acquired Enray business, the Cumberland distribution agreement, and foreign exchange, segment net sales decreased 13 percent over the same period last year. Segment volume decreased 10 percent, excluding the impact of Enray and Cumberland, primarily attributed to the exited portions of the Company's hot beverage and Smucker's® Uncrustables® frozen sandwich businesses with foodservice customers, and planned declines in Santa Cruz Organic® lemonades. Excluding these items, segment volume declined 4 percent, primarily driven by the Robin Hood® and Five Roses® flour brands in Canada, mostly due to the timing of fall bake activities. Net price realization was lower in the second quarter of 2014, compared to 2013, primarily due to price declines on coffee.

Segment profit decreased $10.8 million, or 18 percent, in the second quarter of 2014, compared to 2013, due primarily to the impact of the exited foodservice businesses. Overall commodity costs were lower but were more than offset by lower net price realization. Additionally, unfavorable foreign exchange negatively impacted profit growth during the period. The addition of the Cumberland and Enray businesses contributed modestly to segment profit in the second quarter of 2014. There was essentially no impact of unrealized mark-to-market adjustments on derivative contracts in the second quarter of 2014, compared to a loss of $2.4 million in the second quarter of 2013.

Other Financial Results and Measures

	Three Months Ended October 31,			Six Months Ended October 31,
	2013	2012	% Increase (Decrease)	2013	2012	% Increase (Decrease)
	(Dollars in millions)

Net cash provided by operating activities	$ 85.9	$ 182.9	(53%)	$ 168.0	$ 359.6	(53%)

Free cash flow	$ 38.8	$ 130.7	(70%)	$ 84.6	$ 261.1	(68%)

EBITDA	$ 314.7	$ 310.4	1%	$ 590.1	$ 565.2	4%
% of net sales	20.2%	19.1%		20.3%	18.9%

Cash provided by operating activities and free cash flow decreased $97.0 million and $91.9 million, respectively, during the second quarter of 2014, compared to 2013, primarily due to a greater amount of cash required to fund working capital.

During the quarter ended October 31, 2013, the Company completed two acquisitions totaling $102.0 million utilizing borrowings from its revolving credit facility. In addition to the previously announced Enray acquisition, the Company acquired Silocaf of New Orleans, Inc. from B. Pacorini S.r.L. on September 5, 2013. This strategic investment to assure the Company's continued management of its green coffee supply chain includes leases, buildings, and equipment in New Orleans, Louisiana, used to process the Company's green coffee. This transaction is not expected to have a significant impact on the Company's financial results.

Outlook
For fiscal 2014, the Company expects net sales to decrease by approximately 2 percent compared to 2013. Previously, net sales were expected to decrease 1 percent. The Company expects non-GAAP income per diluted share to remain in the previously announced range of $5.72 to $5.82, excluding special project costs of approximately $0.20 per diluted share. The range includes the impact of approximately $13 million in estimated lower interest expense associated with the interest rate swap entered into during the second quarter of 2014, which was not included in management's previous guidance range.

Conference Call
The Company will conduct an earnings conference call and webcast today, Wednesday, November 20, 2013, at 8:30 a.m. E.T. The webcast can be accessed from the Company's new website at www.jmsmucker.com/investor-relations. For those unable to listen to the live webcast, the webcast replay will be available at www.jmsmucker.com/investor-relations following the call. An audio replay will also be available following the call until Wednesday, November 27, 2013, and can be accessed by dialing 888-203-1112 or 719-457-0820, with an access code of 9167122.

Non-GAAP Measures
The Company uses non-GAAP financial measures including: net sales adjusted for the noncomparable impact of the Enray acquisition, the Cumberland distribution agreement, and foreign exchange rates; gross profit, operating income, income, and income per diluted share, excluding special project costs; earnings before interest, taxes, depreciation, and amortization ("EBITDA"); and free cash flow as key measures for purposes of evaluating performance internally. The Company believes that these measures provide useful information to investors because they are the measures used to evaluate performance on a comparable year-over-year basis. The special project costs relate to specific restructuring, merger and integration, and pension settlement projects that are each nonrecurring in nature and can significantly affect the year-over-year assessment of operating results. These non-GAAP financial measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP. Rather, the presentation of these non-GAAP financial measures supplements other metrics used by management to internally evaluate its businesses, and facilitates the comparison of past and present operations and liquidity. These non-GAAP financial measures may not be comparable to similar measures used by other companies and may exclude certain nondiscretionary expenses and cash payments. A reconciliation of certain non-GAAP financial measures to the comparable GAAP financial measure for the current and prior year periods is included in the "Unaudited Non-GAAP Financial Measures" tables.

About The J. M. Smucker Company
For more than 115 years, The J. M. Smucker Company has been committed to offering consumers quality products that bring families together to share memorable meals and moments. Today, Smucker is a leading marketer and manufacturer of fruit spreads, retail packaged coffee, peanut butter, shortening and oils, ice cream toppings, sweetened condensed milk, and natural foods products in North America. Its family of brands includes Smucker's®, Folgers®, Dunkin' Donuts®, Jif®, Crisco®, Pillsbury®, Eagle Brand®, R.W. Knudsen Family®, Hungry Jack®, Cafe Bustelo®, Cafe Pilon®, truRoots®, White Lily® and Martha White® in the United States, along with Robin Hood®, Five Roses®, Carnation® and Bick's® in Canada. The Company remains rooted in the Basic Beliefs of Quality, People, Ethics, Growth and Independence established by its founder and namesake more than a century ago. For more information about the Company, visit www.jmsmucker.com.

The J. M. Smucker Company is the owner of all trademarks referenced herein, except for the following, which are used under license: Pillsbury® is a trademark of The Pillsbury Company, LLC; Carnation® is a trademark of Societe des Produits Nestle S.A.; and Dunkin' Donuts® is a registered trademark of DD IP Holder LLC.

Dunkin' Donuts® brand is licensed to The J. M. Smucker Company for packaged coffee products sold in retail channels such as grocery stores, mass merchandisers, club stores, and drug stores. This information does not pertain to Dunkin' Donuts® coffee or other products for sale in Dunkin' Donuts® restaurants. K-Cup® is a trademark of Keurig, Incorporated, used with permission.

The J. M. Smucker Company Forward-Looking Statements
This press release contains forward-looking statements, such as projected net sales, operating results, earnings, and cash flows, that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from any future results, performance, or achievements expressed or implied by those forward-looking statements. Readers should understand that the risks, uncertainties, factors, and assumptions listed and discussed in this press release, including the following important factors and assumptions, could affect the future results of the Company and could cause actual results to differ materially from those expressed in the forward-looking statements:

  volatility of commodity markets from which raw materials, particularly green coffee beans, peanuts, soybean oil, wheat, milk, corn, and sugar, are procured and the related impact on costs;
  risks associated with derivative and purchasing strategies employed by the Company to manage commodity pricing risks, including the risk that such strategies could result in significant losses and adversely impact the Company's liquidity;
  crude oil price trends and their impact on transportation, energy, and packaging costs;
  the ability to successfully implement and realize the full benefit of price changes that are intended to ultimately fully recover cost including the competitive, retailer, and consumer response, and the impact of the timing of the price changes to profits and cash flow in a particular period;
  the success and cost of introducing new products and the competitive response;
  the success and cost of marketing and sales programs and strategies intended to promote growth in the Company's businesses;
  general competitive activity in the market, including competitors' pricing practices and promotional spending levels;
  the ability of the Company to successfully integrate acquired and merged businesses in a timely and cost-effective manner;
  the successful completion of the Company's restructuring programs and the ability to realize anticipated savings and other potential benefits within the time frames currently contemplated;
  the impact of food security concerns involving either the Company's or its competitors' products;
  the impact of accidents and natural disasters, including crop failures and storm damage;
  the concentration of certain of the Company's businesses with key customers and suppliers, including single-source suppliers of certain raw materials, such as packaging for its Folgers® coffee products, and finished goods, such as K-Cup® packs, and the ability to manage and maintain key relationships;
  the loss of significant customers, a substantial reduction in orders from these customers, or the bankruptcy of any such customer;
  changes in consumer coffee preferences and other factors affecting the coffee business, which represents a substantial portion of the Company's business;
  a change in outlook or downgrade in the Company's public credit ratings by a rating agency;
  the ability of the Company to obtain any required financing on a timely basis and on acceptable terms;
  the timing and amount of capital expenditures, share repurchases, and restructuring costs;
  impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets or changes in useful lives of other intangible assets;
  the impact of new or changes to existing governmental laws and regulations and their application;
  the impact of future legal, regulatory, or market measures regarding climate change;
  the outcome of current and future tax examinations, changes in tax laws, and other tax matters, and their related impact on the Company's tax positions;
  foreign currency and interest rate fluctuations;
  political or economic disruption;
  other factors affecting share prices and capital markets generally; and
  risks related to other factors described under "Risk Factors" in other reports and statements filed by the Company with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K.

Readers are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this press release. The Company does not undertake any obligation to update or revise these forward-looking statements to reflect new events or circumstances.

The J. M. Smucker Company Unaudited Condensed Consolidated Statements of Income

	Three Months Ended October 31,			Six Months Ended October 31,
	2013	2012	% Increase (Decrease)	2013	2012	% Increase (Decrease)
	(Dollars in millions, except per share data)

Net sales	$ 1,559.9	$ 1,628.7	-4%	$ 2,910.8	$ 2,998.4	-3%
Cost of products sold	1,005.0	1,084.4	-7%	1,861.5	1,980.3	-6%
Cost of products sold - restructuring and merger and integration	2.3	2.4	-6%	3.8	6.4	-41%
Gross Profit	552.6	541.9	2%	1,045.5	1,011.7	3%
Gross margin	35.4%	33.3%		35.9%	33.7%

Selling, distribution, and administrative expenses	270.3	257.2	5%	520.5	489.4	6%
Amortization	24.7	24.2	2%	49.2	48.4	2%
Other restructuring and merger and integration costs	6.9	11.5	-40%	12.7	28.7	-56%
Other special project costs	-	-	n/m	-	6.7	-100%
Other operating (income) expense - net	(0.1)	1.4	-103%	(1.0)	0.4	n/m
Operating Income	250.8	247.6	1%	464.1	438.1	6%
Operating margin	16.1%	15.2%		15.9%	14.6%

Interest expense - net	(20.5)	(23.9)	-14%	(44.3)	(47.5)	-7%
Other (expense) income - net	(0.3)	0.5	-154%	(0.3)	0.9	-131%
Income Before Income Taxes	230.0	224.2	3%	419.5	391.5	7%
Income taxes	76.6	75.4	2%	139.5	131.8	6%
Net Income	$ 153.4	$ 148.8	3%	$ 280.0	$ 259.7	8%

Net income per common share	$ 1.46	$ 1.36	7%	$ 2.65	$ 2.37	12%

Net income per common share - assuming dilution	$ 1.46	$ 1.36	7%	$ 2.65	$ 2.36	12%

Dividends declared per common share	$ 0.58	$ 0.52	12%	$ 1.16	$ 1.04	12%

Weighted-average shares outstanding	105,130,715	109,224,855	-4%	105,544,295	109,796,564	-4%
Weighted-average shares outstanding – assuming dilution	105,145,966	109,251,455	-4%	105,560,298	109,824,632	-4%

The J. M. Smucker Company Unaudited Condensed Consolidated Balance Sheets

	October 31, 2013	April 30, 2013	October 31, 2012
	(Dollars in millions)
Assets
Current Assets:
Cash and cash equivalents	$ 150.5	$ 256.4	$ 203.6
Trade receivables, less allowance for doubtful accounts	464.2	313.7	469.4
Inventories	1,023.7	945.5	975.4
Other current assets	123.9	79.6	87.7
Total Current Assets	1,762.3	1,595.2	1,736.1

Property, Plant, and Equipment - Net	1,163.2	1,142.5	1,113.4

Other Noncurrent Assets:
Goodwill	3,100.7	3,052.9	3,053.5
Other intangible assets - net	3,076.2	3,089.4	3,138.1
Other noncurrent assets	143.6	151.8	147.7
Total Other Noncurrent Assets	6,320.5	6,294.1	6,339.3
Total Assets	$ 9,246.0	$ 9,031.8	$ 9,188.8

Liabilities and Shareholders' Equity
Current Liabilities:
Accounts payable	$ 261.6	$ 285.8	$ 290.1
Current portion of long-term debt	150.0	50.0	50.0
Revolving credit facility	207.0	-	-
Other current liabilities	277.4	261.0	366.0
Total Current Liabilities	896.0	596.8	706.1

Noncurrent Liabilities:
Long-term debt	1,883.6	1,967.8	2,019.2
Other noncurrent liabilities	1,298.5	1,318.4	1,310.7
Total Noncurrent Liabilities	3,182.1	3,286.2	3,329.9

Shareholders' Equity	5,167.9	5,148.8	5,152.8
Total Liabilities and Shareholders' Equity	$ 9,246.0	$ 9,031.8	$ 9,188.8

The J. M. Smucker Company Unaudited Condensed Consolidated Statements of Cash Flow

	Three Months Ended October 31,		Six Months Ended October 31,
	2013	2012	2013	2012
	(Dollars in millions)

Operating Activities
Net income	$ 153.4	$ 148.8	$ 280.0	$ 259.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	38.4	35.9	75.0	72.0
Depreciation - restructuring and merger and integration	1.1	2.2	2.1	5.8
Amortization	24.7	24.2	49.2	48.4
Share-based compensation expense	6.7	6.2	12.3	10.5
Loss on sale of assets - net	0.8	1.7	1.0	2.7
Changes in assets and liabilities, net of effect from businesses acquired:
Trade receivables	(103.0)	(78.3)	(147.3)	(122.3)
Inventories	40.6	44.1	(74.5)	(14.6)
Accounts payable and accrued items	2.7	37.8	4.9	98.9
Defined benefit pension contributions	(1.9)	(6.6)	(3.0)	(7.6)
Accrued and prepaid taxes	(71.7)	(58.2)	(33.0)	(13.4)
Other - net	(5.9)	25.1	1.3	19.5
Net Cash Provided by Operating Activities	85.9	182.9	168.0	359.6

Investing Activities
Businesses acquired, net of cash acquired	(102.0)	-	(102.0)	-
Additions to property, plant, and equipment	(47.1)	(52.2)	(83.4)	(98.5)
Proceeds from disposal of property, plant, and equipment	0.3	0.3	1.4	0.6
Other - net	(1.8)	(11.8)	(8.9)	5.9
Net Cash Used for Investing Activities	(150.6)	(63.7)	(192.9)	(92.0)

Financing Activities
Revolving credit facility - net	122.0	-	207.0	-
Quarterly dividends paid	(61.0)	(57.4)	(116.4)	(110.2)
Purchase of treasury shares	(0.1)	(171.1)	(165.5)	(175.3)
Proceeds from stock option exercises	0.2	0.6	0.3	0.8
Other - net	(1.4)	0.2	(1.3)	(7.6)
Net Cash Provided by (Used for) Financing Activities	59.7	(227.7)	(75.9)	(292.3)
Effect of exchange rate changes on cash	(2.0)	0.6	(5.1)	(1.4)
Net decrease in cash and cash equivalents	(7.0)	(107.9)	(105.9)	(26.1)
Cash and cash equivalents at beginning of period	157.5	311.5	256.4	229.7
Cash and Cash Equivalents at End of Period	$ 150.5	$ 203.6	$ 150.5	$ 203.6

The J. M. Smucker Company Unaudited Non-GAAP Financial Measures

	Three Months Ended October 31,		Six Months Ended October 31,
	2013	2012	2013	2012
	(Dollars in millions, except per share data)

Reconciliation to gross profit:
Gross profit	$ 552.6	$ 541.9	$ 1,045.5	$ 1,011.7
Cost of products sold - restructuring and merger and integration	2.3	2.4	3.8	6.4
Gross profit excluding special project costs	$ 554.9	$ 544.3	$ 1,049.3	$ 1,018.1
% of net sales	35.6%	33.4%	36.0%	34.0%

Reconciliation to operating income:
Operating income	$ 250.8	$ 247.6	$ 464.1	$ 438.1
Cost of products sold - restructuring and merger and integration	2.3	2.4	3.8	6.4
Other restructuring and merger and integration costs	6.9	11.5	12.7	28.7
Other special project costs	-	-	-	6.7
Operating income excluding special project costs	$ 260.0	$ 261.5	$ 480.6	$ 479.9
% of net sales	16.7%	16.1%	16.5%	16.0%

Reconciliation to net income:
Net income	$ 153.4	$ 148.8	$ 280.0	$ 259.7
Income taxes	76.6	75.4	139.5	131.8
Cost of products sold - restructuring and merger and integration	2.3	2.4	3.8	6.4
Other restructuring and merger and integration costs	6.9	11.5	12.7	28.7
Other special project costs	-	-	-	6.7
Income before income taxes, excluding special project costs	$ 239.2	$ 238.1	$ 436.0	$ 433.3
Income taxes, as adjusted	79.7	80.0	145.0	145.8
Income excluding special project costs	$ 159.5	$ 158.1	$ 291.0	$ 287.5

Weighted-average common shares outstanding	104,311,146	108,269,499	104,694,335	108,844,046
Weighted-average participating shares outstanding	819,569	955,356	849,960	952,518
Total weighted-average shares outstanding	105,130,715	109,224,855	105,544,295	109,796,564
Dilutive effect of stock options	15,251	26,600	16,003	28,068
Total weighted-average shares outstanding - assuming dilution	105,145,966	109,251,455	105,560,298	109,824,632
Income per common share excluding special project costs - assuming dilution	$ 1.52	$ 1.45	$ 2.76	$ 2.62

The J. M. Smucker Company Unaudited Non-GAAP Financial Measures

	Three Months Ended October 31,		Six Months Ended October 31,
	2013	2012	2013	2012
	(Dollars in millions)

Reconciliation to net income:
Net income	$ 153.4	$ 148.8	$ 280.0	$ 259.7
Income taxes	76.6	75.4	139.5	131.8
Interest expense - net	20.5	23.9	44.3	47.5
Depreciation	38.4	35.9	75.0	72.0
Depreciation - restructuring and merger and integration	1.1	2.2	2.1	5.8
Amortization	24.7	24.2	49.2	48.4
Earnings before interest, taxes, depreciation, and amortization	$ 314.7	$ 310.4	$ 590.1	$ 565.2
% of net sales	20.2%	19.1%	20.3%	18.9%

Reconciliation to cash provided by operating activities:
Net cash provided by operating activities	$ 85.9	$ 182.9	$ 168.0	$ 359.6
Additions to property, plant, and equipment	(47.1)	(52.2)	(83.4)	(98.5)
Free cash flow	$ 38.8	$ 130.7	$ 84.6	$ 261.1

The Company uses non-GAAP financial measures including: net sales adjusted for the noncomparable impact of the Enray acquisition, the Cumberland distribution agreement, and foreign exchange rates; gross profit, operating income, income, and income per diluted share, excluding special project costs; earnings before interest, taxes, depreciation, and amortization ("EBITDA"); and free cash flow as key measures for purposes of evaluating performance internally.  The Company believes that these measures provide useful information to investors because they are the measures used to evaluate performance on a comparable year-over-year basis.  The special project costs relate to specific restructuring, merger and integration, and pension settlement projects that are each nonrecurring in nature and can significantly affect the year-over-year assessment of operating results.  These non-GAAP financial measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP.  Rather, the presentation of these non-GAAP financial measures supplements other metrics used by management to internally evaluate its businesses, and facilitates the comparison of past and present operations and liquidity.  These non-GAAP financial measures may not be comparable to similar measures used by other companies and may exclude certain nondiscretionary expenses and cash payments.

The J. M. Smucker Company Unaudited Reportable Segments

	Three Months Ended October 31,		Six Months Ended October 31,
	2013	2012	2013	2012
	(Dollars in millions)

Net sales:
U.S. Retail Coffee	$ 594.9	$ 622.5	$ 1,109.3	$ 1,143.3
U.S. Retail Consumer Foods	612.6	619.3	1,149.0	1,147.7
International, Foodservice, and Natural Foods	352.4	386.9	652.5	707.4
Total net sales	$ 1,559.9	$ 1,628.7	$ 2,910.8	$ 2,998.4

Segment profit:
U.S. Retail Coffee	$ 180.6	$ 158.2	$ 326.6	$ 284.6
U.S. Retail Consumer Foods	99.2	111.1	195.6	218.9
International, Foodservice, and Natural Foods	47.4	58.2	90.8	98.9
Total segment profit	$ 327.2	$ 327.5	$ 613.0	$ 602.4
Interest expense - net	(20.5)	(23.9)	(44.3)	(47.5)
Cost of products sold - restructuring and merger and integration	(2.3)	(2.4)	(3.8)	(6.4)
Other restructuring and merger and integration costs	(6.9)	(11.5)	(12.7)	(28.7)
Other special project costs	-	-	-	(6.7)
Corporate administrative expenses	(67.2)	(66.0)	(132.4)	(122.5)
Other (expense) income - net	(0.3)	0.5	(0.3)	0.9
Income before income taxes	$ 230.0	$ 224.2	$ 419.5	$ 391.5

Segment profit margin:
U.S. Retail Coffee	30.3%	25.4%	29.4%	24.9%
U.S. Retail Consumer Foods	16.2%	17.9%	17.0%	19.1%
International, Foodservice, and Natural Foods	13.5%	15.0%	13.9%	14.0%

(Logo: http://photos.prnewswire.com/prnh/20071219/SMUCKERLOGO )

CONTACT: The J. M. Smucker Company, (330) 682-3000; Investors: Sonal Robinson, Vice President, Investor Relations; Media: Maribeth Burns, Vice President, Corporate Communications